List of Accredited Investors

Investor	Subscription Amount	Shares
Michael Huffington	$350,000	1,000,000
Archangel Michael Foundation	$175,000	500,000
The MH Family Trust	$175,000	500,000
James D. Gerson	$250,000	714,286
Peter I. Higgins	$105,000	300,000
BD Radley-Kingsley	$10,000	28,572
Juan Pablo Gomez	$20,000	57,143
Current Concepts Institute, Inc.	$35,000	100,000
Jeffrey Chen	$20,000	57,143
Atipax Bruder, LLC	$10,000	28,572
Ronald Brown	$20,000	57,143